Exhibit 99.1

Cablecom Luxembourg S.C.A.
Report for the
Three months ended September 30, 2005

PRESENTATION OF FINANCIAL AND OTHER DATA
Definitions
     In this report:
•	“Switzerland” refers to the Swiss Confederation;

•	“Swiss GAAP FER” refers to generally accepted accounting principles in Switzerland;

•	“CHF” or “Swiss franc” refers to the lawful currency of Switzerland;

•	“we,” “us” and “our” refer to the Issuer and its subsidiaries;

•	the “Issuer” refers to Cablecom Luxembourg S.C.A., the issuer of the Notes, and unless the context otherwise requires, its consolidated subsidiaries;

•	“Cablecom” refers to Cablecom GmbH and its subsidiaries, except where the context otherwise requires;

•	“Cablecom Holdings” refers to Cablecom Holdings AG, the indirect parent company of Cablecom GmbH; and

•	“Liberty Global” refers to Liberty Global, Inc.
Financial Data
     Unless otherwise indicated, all unaudited consolidated financial information included herein has been prepared in conformity with the legal provisions of the Swiss Code of Obligations and in accordance with Swiss GAAP FER.
     Some of the financial information has been rounded and, as a result, the figures shown as totals of the data presented in this report may vary slightly from the actual arithmetic totals of such information.
Subscriber Data
     Each subscriber receiving analog cable television over our network or digital cable television, broadband Internet or fixed-line telephony services over our network or partner networks is counted as a revenue generating unit, or “RGU”, for each such product received, regardless of the number of products such subscriber receives from us. Thus, a subscriber who receives all four of our Consumer Market products would be counted as four RGUs. The subscriber data included in this report are derived from management estimates, are not part of our financial statements and have not been audited or otherwise reviewed by an outside auditor, consultant or expert.
Future Changes to Accounting Standards and Subscriber Methodologies
     The financial information presented in this document has been presented in accordance with generally accepted accounting principles in Switzerland and the subscriber statistics have been calculated in accordance with the Cablecom policies in effect as of September 30, 2005. As a result of the acquisition of Cablecom Holdings by a subsidiary of Liberty Global, the consolidated financial statements of the Issuer and Cablecom as of and for the year ended December 31, 2005 will be prepared in accordance with United States (U.S.) GAAP and will no longer be presented in accordance with

Swiss GAAP. In addition, management is currently preparing, and the Cablecom Holdings’ independent auditors are currently auditing and reviewing, the U.S. GAAP consolidated financial statements of Cablecom Holdings and its consolidated subsidiaries for the periods required to be included in the Form 8-K that Liberty Global expects to file with the U.S. Securities and Exchange Commission no later than January 9, 2006. Similarly, the methods used by Cablecom to calculate subscriber statistics will be conformed to the methods used by Liberty Global. The effects of the change to U.S. GAAP and the change to the methods used to calculate subscriber statistics could be significant.

KEY OPERATING STATISTICS OF CABLECOM

	Quarter ended September 30,
	2005	2004
RGUs(1)
Television	1,643,889	1,590,876
Analog cable television	1,515,981	1,490,754
Digital cable television(2)	127,908	100,122
Of which rented boxes	58,193	35,253
Of which sold boxes	69,715	64,869
Broadband Internet	323,653	247,406
Telephony	162,024	72,525
Total RGUs	2,129,566	1,910,807

ARPU(3) in CHF
Analog cable television	21.5	21.4
Digital cable television	19.4	16.7
Broadband internet	43.3	48.3
Telephony	63.7	63.9

Employees
Full time equivalent (“FTE”) employees(4)	1,765	1,485

Foreign exchange rate (CHF/EUR)
As per quarter end	0.6424	0.6442
Average in quarter	0.6440	0.6512

(1)	RGUs. Each subscriber receiving analog cable television over our network or digital cable television, broadband Internet or fixed-line telephony services over our network or partner networks is counted as a revenue generating unit, or “RGU”, for each such product received, regardless of the number of products such subscriber receives from us. Thus, a subscriber who receives all four of our Consumer Market products would be counted as four RGUs. Subscribers receiving analog cable television through partner networks, dial-up Internet or Service Plus are not recorded as RGUs for those services, although they generate revenue for us. In addition, subscribers receiving multiple digital television packages, pay-per-view programs or multiple telephony access lines are not counted as additional RGUs for the type of product received.

(2)	Our digital television RGUs include customers (or subscribers) that purchased a set-top box from us and no longer generate recurring revenues for digital television. We estimate that approximately 27,500 of all digital television RGUs we reported as of September 30, 2005 did not generate any recurring digital television revenues during the nine months ended September 30, 2005.

(3)	Monthly average revenue per user, or “ARPU”, for any product, with the exception of fixed-line telephony, is calculated by dividing monthly recurring revenue associated with a product by our RGUs for that product at the beginning of the month. ARPU for fixed-line telephony for any month is calculated by dividing the recurring fixed-line telephony revenue generated in the month by the average RGUs for that month. Average RGUs for each month are calculated by adding the beginning and ending RGUs for the month and dividing by two. Quarterly ARPU is calculated by the sum of the monthly ARPUs over the quarter divided by three.

4)	As of end of period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Introduction
     The following is a discussion and analysis of our results of operations and financial condition in the periods set forth below. It is based on data that are derived from the unaudited consolidated financial statements of the Issuer as of and for the three months ended September 30, 2005 and for the three months ended September 30, 2004.
     The Issuer was incorporated on March 19, 2004, and is a holding company that does not conduct any business operations of its own. Effective April 13, 2004, the Issuer became the direct owner of Cablecom. Substantially all the assets of the Issuer consist of (i) shares in Cablecom (ii) its share capital, (iii) the intercompany loan note from Cablecom issued in exchange for the proceeds of the offering of the €290,000,000 9 3/8% Senior Notes due 2014 (the “2004 Notes”) and (iv) the intercompany loan note from Cablecom in exchange for the proceeds of the offering of CHF390,000,000 aggregate principal amount of its floating rate senior secured notes due 2010, €200,000,000 aggregate principal amount of its floating rate senior secured notes due 2010 and €375,000,000 aggregate principal amount of its floating rate senior secured notes due 2012 (collectively, the “2005 Notes”).
     The consolidated financial statements of the Issuer have been prepared under the historical cost convention in conformity with the legal provisions of the Swiss Code of Obligations and in accordance with Swiss GAAP FER.
     Throughout the discussion that follows, we refer to the three month period ended September 30, 2005 as “2005” and to the three month period ended September 30, 2004 as “2004”.

Results of Operations
     The table below sets out the consolidated unaudited results of operations of the Issuer for the periods under review.

	Quarter ended September 30,		Variance
	2005	2004	CHF	%
	(CHF in thousands)
Revenues	217,044	185,359	31,685	17.1%
Cable television	120,494	115,267	5,226	4.5%
Internet	44,162	37,101	7,061	19.0%
Telephony	28,830	10,935	17,895	163.6%
Business Solutions	12,055	7,446	4,609	61.9%
Partner Group	11,503	12,918	(1,415)	(11.0%)
Other	—	1,691	(1,691)	(100.0%)
Goods and services purchased	(53,322)	(44,074)	(9,248)	21.0%

Gross Margin	163,722	141,285	22,437	15.9%
in % of Revenues	75.4%	76.2%
Personnel expenses	(53,912)	(42,775)	(11,137)	26.0%
Other operational expenses	(20,889)	(16,455)	(4,434)	26.9%
Income before depreciation and amortization, financial income/expense, exceptional items and taxes (EBITDA)(1)	88,921	82,055	6,866	8.4%
in % of Revenues	41.0%	44.3%

Depreciation and amortization	(92,230)	(85,777)	(6,453)	7.5%
Operating loss (EBIT)(1)	(3,309)	(3,722)	413	(11.1%)
in % of revenues	(1.5%)	(2.0%)
Financial income	1,002	621	381	61.4%
Financial expenses	(23,427)	(19,560)	(3,867)	19.8%
Gain/loss on sale of fixed assets, net	66	88	(22)	(25.0%)
Exceptional income/(expense), net	(2,894)	27,269	(30,163)	(110.6%)

Income/(loss) before taxes & minority interest	(28,562)	4,696	(33,258)	(708.2%)
in % of revenues	(13.2%)	2.5%
Taxes	(472)	(920)	448	(48.7%)

Income/(loss) before Minority interest	(29,034)	3,776	(32,810)	(868.9%)
Minority interest	(680)	(1,090)	410	(37.6%)

Net profit/(loss)	(29,714)	2,686	(32,400)	(1,206.3%)
in % of revenues	(13.7%)	1.4%

(1)	“EBITDA” represents operating profit before depreciation and amortization, financial income/expense, gain/loss on sale of fixed assets, exceptional items, taxes and minority interest. EBIT represents operating profit before financial income/expense, gain/loss on sale of fixed assets, exceptional items, taxes and minority interest. We believe that EBITDA and EBIT are useful supplements to operating profit and other income statement data. We use EBITDA as part of our evaluation of core operating results and underlying trends. You should not consider EBITDA and EBIT in isolation as alternatives to operating profit, as an indicator of our operating performance, as an alternative to cash flows from operating activities or as a measure of our profitability or liquidity.

We encourage investors to review our financial statements in their entirety and not to rely on any single financial measure. EBITDA may be limited as compared to profit (loss) because EBITDA does not consider the amount of required reinvestment in depreciable fixed assets. In addition, EBITDA and EBIT also ignore the impact of interest expense, gains or losses on foreign currency translation, income tax expense or benefit and other items that we believe are not characteristic of our underlying business operations.

EBITDA and EBIT measures presented herein may not be comparable to other similarly titled measures of other companies and may not be derived in a manner consistent with the definition of “EBITDA” or “Pro Forma EBITDA” in the Indenture. EBITDA and EBIT may not be indicative of the historical operating results, nor are they meant to be predictive of potential future results.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
Revenues
     Revenues increased by CHF 31.7 million, or 17.1%, from CHF 185.4 million in 2004 to CHF 217.0 million in 2005. Revenue increases were primarily driven by the increased number of telephony and broadband Internet subscribers as well as new data connectivity contracts in Business Solutions plus Unified Business Solutions revenues. Our cable television business (including analog and digital television services) generated CHF 120.5 million, or 55.5%, of our consolidated revenues in 2005. Our residential Internet (including dial-up and broadband Internet services) and telephony businesses generated CHF 44.2 million and CHF 28.8 million, or 20.3% and 13.3% respectively, of our consolidated revenues in 2005. Revenues from Business Solutions and Partner Group were CHF 12.1 million and CHF 11.5 million, or 5.6% and 5.3% of our consolidated revenues, respectively, in 2005.
     Cable Television
     Revenues generated by our cable television business increased by 4.5%, from CHF 115.3 million in 2004, to CHF 120.5 million in 2005 as a result of continued organic subscriber growth, prior period acquisitions, as well as additional advertising revenues. Analog cable television revenue increased by CHF 3.1 million to CHF 112.6 million, or 2.8%, from 2004 to 2005. The increase was mainly driven by a higher number of subscribers and increased advertising revenues. Digital television revenue increased by CHF 2.1 million to CHF 7.9 million, or 37.2%, from 2004 to 2005. This increase was driven by a higher subscriber base and ARPU increases.
     Internet
     Revenues generated by our Internet business increased by 19.0%, from CHF 37.1 million in 2004 to CHF 44.2 million in 2005, as a result of net additions of broadband Internet subscribers and partially offset by lower broadband Internet ARPU and decreasing revenue from our dial-up Internet business.
     Telephony
     Revenues generated by our telephony business increased by 163.6% from CHF 10.9 million in 2004 to CHF 28.8 million in 2005. Revenue growth was driven by the growth of the subscriber base, generating revenue from monthly line rental charge and usage fees.
     Business Solutions
     Business Solutions revenues increased by 61.9%, from CHF 7.4 million in 2004 to CHF 12.1 million in 2005. The increase was driven by the acquisition of Unified Business Solutions and growth in the number of business customers taking our existing data connectivity services.
     Partner Group
     Partner Group revenues decreased by 11.0%, from CHF 12.9 million in 2004 to CHF 11.5 million in 2005. The revenue decrease was mainly attributable to a non-recurring adjustment to prior period accruals and was partially offset by the acquired wholesale revenues of Unified Business Solutions.

Costs
     Costs of Goods Sold
     Costs of goods sold increased by 21.0%, from CHF 44.1 million in 2004 to CHF 53.3 million in 2005. The costs of goods sold increase was driven by additional interconnection fees for our growing telephony business, increased leased line fees in Business Solutions as well as additional content and internet feed expenses for our growing digital television and Internet businesses, respectively. Cost of goods sold as a percentage of revenue increased from 23.8% in 2004 to 24.6% in 2005.
     Personnel Expenses
     Personnel expenses increased by 26.0%, from CHF 42.8 million in 2004 to CHF 53.9 million in 2005. The increase was primarily driven by an increase in FTEs of 18.9% from 1,485 to 1,765. The headcount increase was mainly driven by the expansion of our customer care activities to address the significantly higher customer acquisition rate since the launch of telephony in June 2004.
     Other Operating Expenses
     Other operating expenses increased by 26.9%, from CHF 16.5 million in 2004 to CHF 20.9 million in 2005. The increase was primarily due to rental fees and higher administration costs including expenses for collections and professional fees. Other operating expenses as a percentage of revenue increased from 8.9% in 2004 to 9.6% in 2005.
Depreciation and Amortization Expense
     Depreciation and amortization expense increased by 7.5%, from CHF 85.8 million in 2004 to CHF 92.2 million in 2005. The expense increase was mainly driven by higher capital expenditure, a reduction in the depreciation period for customer premise equipment and amortization of capitalized expenses from the 2005 Notes issuance.
Financial Income
     Financial income increased by CHF 0.4 million from CHF 0.6 million in 2004 to CHF 1.0 million in 2005. Financial income was primarily driven by gains from foreign currency accounts, dividend income and money market interest income.
Financial Expenses
     Financial expenses increased by 19.8%, from CHF 19.6 million in 2004 to CHF 23.4 million in 2005. The increase was driven by a higher amount of principal outstanding and the effect of step-up and top-up swaps (see “- Disclosure about Market Risk”).
Gain/(loss) on sale of fixed assets
     Gain/(loss) on sale of fixed assets was immaterial in 2004 and 2005.
Exceptional Income (Expenses), Net
     Exceptional income decreased by CHF 30.2 million, from an exceptional income of CHF 27.3 million in 2004 to exceptional expenses of CHF 2.9 million in 2005. Exceptional income in 2004 was primarily driven by the capitalization of refinancing costs related to the issuance of our senior credit facility which had been previously expensed. In 2005, exceptional expenses related to professional and other fees which occurred in connection with the preparation of the planned IPO.

Taxes
     Taxes decreased from CHF 0.9 million in 2004 to CHF 0.5 million in 2005. These taxes are mainly related to the taxable income of majority but non-wholly owned subsidiaries.
Minority Interest
     Minority interest decreased from CHF 1.1 million in 2004 to CHF 0.7 million in 2005, primarily as a result of the performance of our minority interest in various communications investments in Switzerland.
Net Profit/(Loss)
     Net loss increased by CHF 32.4 million from a net profit of CHF 2.7 million in 2004 to a net loss of CHF 29.7 million in 2005. This increase was the result of the factors explained above, in particular due to exceptional income in 2004.
Liquidity and Capital Resources
     Our principal uses of cash have been and will be for capital expenditure, to fund the development, marketing and distribution of new services, as well as the funding of our intra-period working capital requirements. We have funded those requirements, and expect to fund them in the future, with cash flows from our operating activities as well as the liquidity available to us under a revolving credit facility (see “– Available Liquidity”).
     On April 15, 2004, we issued the 2004 Notes in a principal amount of € 290 million. On April 8, 2005, we issued the 2005 Notes in an aggregate principal amount of CHF 1,284 million equivalent. The Issuer offered CHF 390 million as well as € 200 million aggregate principal amount due 2010 and € 375 million due 2012. Furthermore, a CHF 150 million revolving credit facility is available to us.
     On June 6, 2005, we entered into a CHF 7 million equipment leasing facility. The leasing contract foresees monthly lease payments, starting in April 2006, and matures in March 2010. As per September 30, 2005, the utilization of the leasing facility was CHF 1.6 million, excluding accrued interest.
Cash Flows
     The following table sets out the components of our cash flows for each of the periods presented.

	Quarter ended September 30,
	2005	2004
	(CHF in thousands)
Net cash from operating activities	8,638	1,235
Net cash used in investing activities	(60,499)	(51,686)
Net cash used in financing activities	(1,048)	(606)
Foreign exchange difference in cash	77	40
Net decrease in cash and cash equivalents	(52,832)	(51,017)

     Cash Flows from Operating Activities
     Net cash from operating activities increased by CHF 7.4 million, from CHF 1.2 million in 2004 to CHF 8.6 million in 2005. The variance was primarily due to an increased contribution from operations and a lower cash use for working capital, partially offset by higher cash interest payments mainly due to timing differences in the payment schedule.
     Cash Flows used in Investing Activities
     Net cash used in investing activities increased by CHF 8.8 million, from CHF 51.7 million in 2004 to CHF 60.5 million in 2005. The increase was primarily driven by higher capital expenditure and the remaining payment for the acquisition of Unified Business Solutions.
     Cash Flows used in Financing Activities
     Net cash used in financing activities increased by CHF 0.4 million, from CHF 0.6 million in 2004 to CHF 1.0 million in 2005.
Acquisitions, Joint Ventures and Disposals
     We did not make any acquisitions, disposals or enter into any joint ventures during the period under review.
Capital Expenditures
     We have incurred, and may continue to incur, significant capital expenditure to fund the construction of our network. We also have incurred, and may continue to incur, significant seasonality in the capital expenditure related to subscriber growth and the timing of construction of our network.
     The following table summarizes our capital expenditure for the periods set out below.

	Quarter ended September 30,
	2005	2004
	(CHF in thousands)
Capital Expenditures/Fixed Asset Increases	58,557	51,731
Real Estate	230	0
Communications equipment	30,068	33,892
Construction in progress	25,954	12,144
Other tangible assets	2,305	5,695
     Capital expenditure increased from 51.7 million in 2004 to CHF 58.6 million in 2005. The increase in capital expenditure was mainly driven by higher growth-related cell splitting, preventive network maintenance and analog to digital simulcast expenditure, offset by lower in-home wiring, line extensions and customer premise equipment costs.
Available Liquidity
     We maintain cash and cash equivalents to fund the day-to-day cash requirements of our business. As of September 30, 2005, we held CHF 108.2 million of cash and cash equivalents, as compared with CHF 16.9 million as of September 30, 2004. In addition, the CHF 150 million revolving credit facility, which was undrawn at the end of the period, is available to us.
     The principal risks to our sources of liquidity are operational risks, including risks associated with decreased pricing, reduced subscriber growth, increased technology and marketing costs and other consequences of increasing competition.

Off-Balance Sheet Arrangements and Contractual Obligations
     In addition to hedging arrangements described in “Foreign Exchange Risk” and “Interest Rate Risk”, we have contractual obligations in the normal course of business as outlined in our audited financial statements.
Disclosure about Market Risk
     We are exposed to market risk relating to fluctuations in interest rates and foreign exchange rates, primarily between the Swiss franc and the US dollar and euro. As described in the following sections, we use financial instruments to manage our exposure to interest rate and foreign exchange rate fluctuations, in accordance with board approved treasury and hedging guidelines. The following discussion of estimated amounts generated from sensitivity analysis is forward looking and involves risks and uncertainties. Actual results could differ materially from those projected due to actual developments in the global financial markets. Such risks principally include country risk, legal risk and political risk that are not represented in the following analyses.
     Foreign Exchange Risk
     We use the Swiss franc as our reporting currency. While almost all of our revenues are denominated in Swiss franc, a portion of our operating expenses and capital expenditures are denominated in currencies other than the Swiss franc. Therefore, we are exposed to the adverse effect of a weaker Swiss franc against other currencies. Our primary exchange rate exposure was against the euro and US dollar.
     We purchase foreign currencies in advance once the commitment to incur the outflow has been made. Such currency purchases are based on our own foreign currency exchange forecast and are non-speculative. We usually hedge foreign currency exposures in excess of CHF 2 million and with a maturity beyond one month as soon as the exposure is identified. Whenever possible, we make external financing transactions in Swiss franc currency in order to “naturally” avoid currency exchange risk. If this is not possible, we usually fully hedge the foreign exchange risk and enter into foreign exchange hedging agreements after execution of external foreign currency exchange loan, notes or bond in currencies other than the Swiss franc.
     On April 15, 2004 Cablecom entered into two cross-currency swap transactions to mitigate exposure to fluctuations in foreign exchange rates in respect of the 2004 Notes. Such instruments provide a euro to Swiss franc swap of the full principal amount of the 2004 Notes and related interest payments during the period from April 2004 until April 2007.
Cross currency swaps related to the 2004 Notes

	Quarter ended September 30,
	2005	2004
	(CHF in millions)
Notional amount (aggregate)	449.7	449.7
Fair value (aggregate)	4.7	1.3
     On April 8, 2005, we issued the 2005 Notes in an aggregate amount of CHF 1,284 million equivalent. The proceeds of the 2005 Notes were used to fully prepay our CHF 1,200 million senior credit facilities of which CHF 1,178 million was outstanding. As a result of the early repayment and the currency mix of the 2005 Notes, we adjusted some of the existing swaps and entered into a number of new hedging transactions.
     Effective April 28, 2005 six cross currency swaps were put in place in order to hedge the foreign exchange risk for a period of three years. Such instruments, together with the two existing euro-CHF cross currency swaps with effective date July 8, 2004, provided a euro to Swiss franc swap of the full principal amount of the 2005 Notes and related interest payments.
Cross currency swaps

	Quarter ended September 30,
	2005	2004
	(CHF in millions)
Notional amount (aggregate)	888.2	189.0
Fair value (aggregate)	7.0	2.4
     As of April 8, 2005, we did not have US dollar denominated financing and therefore the US dollar cross currency hedges were no longer needed. Instead of unwinding the two existing USD swaps, we entered into two offsetting USD-CHF swap transactions on March 24, 2005 which effectively amortized the original hedge break cost over a 4-year period to June 15, 2009. Since the entering into the offsetting swaps the aggregate effective notional amount of the four transactions is zero.
USD cross currency and offsetting swaps

	Quarter ended September 30,
	2005	2004
	(CHF in millions)
Notional amount (aggregate)	—	142.0
Fair value (aggregate)	(2.6)	(1.5)
     Interest Rate Risk
     We are exposed to interest rate risk because a large portion of our borrowings is variable rate debt. Accordingly, our debt service obligations under such indebtedness fluctuate as interest rates change.
     In April 2004, we entered into three 5-year interest rate swaps, effective July 15, 2004, to hedge the interest rate risk related to our floating-rate senior credit facilities. The swaps, known as interest rate step-up swaps, effectively convert floating-rate CHF debt to fixed-rate CHF debt at a series of fixed rates which adjust or “step up” quarterly throughout the 5-year hedge period. In connection with the offering of the 2005 Notes, we determined that the existing step-up swaps could be efficiently used to hedge our exposure to the interest rate risk in respect of 2005 Notes. Following an adjustment of the relevant payment dates, such swaps remain outstanding.
Step-up IR swaps

	Quarter ended September 30,
	2005	2004
	(CHF in millions)
Notional amount (aggregate)	771.2	1,080.0
Fair value (aggregate)	(29.6)	(13.2)
     On April 15, 2005 we traded three 3-year interest rate swaps, effective July 15, 2005, to hedge the interest rate risk related to our floating-rate 2005 Notes over and above the interest rate risk hedged by the step-up swaps (where notional amounts decline over time). The new swaps, known as interest rate top-up swaps, effectively convert floating-rate CHF debt to fixed-rate CHF debt. The swaps were put in place to ensure that in combination with the step-up swaps, a constant amount of the floating rate 2005 Notes are swapped to a fixed rate.
Top-up IR swaps related to 2005 Notes

	Quarter ended September 30,
	2005	2004
	(CHF in millions)
Notional amount (aggregate)	383.5	n.a.
Fair value (aggregate)	(1.1)	n.a.

Current Developments
     On September 30, 2005, Liberty Global Switzerland, Inc., an indirect, wholly-owned subsidiary of Liberty Global, announced the agreement to acquire all of the outstanding shares of Cablecom Holdings, the parent of the Issuer, from Glacier Holdings S.C.A. for cash consideration of CHF 2.83 billion. The acquisition of Cablecom Holdings closed on October 24, 2005 and was funded through existing cash and new debt securities issued by Liberty Global Switzerland, Inc. and by another subsidiary of Liberty Global.
     Under the terms of the indentures governing the Issuer’s (a) EUR 290,000,000 9 3/8% Senior Notes due 2014 (the “2004 Notes”) and (b) CHF 390,000,000 Floating Rate Senior Secured Notes due 2010, EUR 200,000,000 Floating Rate Secured Notes due 2010 and EUR 375,000,000 Floating Rate Senior Secured Notes due 2012 (together, the “2005 Notes”, and together with the 2004 Notes, the “Existing Notes”) a change of control obligates the Issuer to make a tender offer to repurchase the Existing Notes for an amount equal to 101% of principal amount plus accrued but unpaid interest. The tender offer for the Existing Notes was launched on October 31, 2005. Cablecom’s existing revolving credit facility will remain in place through a waiver approved by the majority lenders.
     Following the acquisition of Cablecom Holdings by Liberty Global, Bruno Claude stepped down as President and CEO in November to pursue other opportunities. Herb Hribar, formerly COO, was appointed Managing Director on an interim basis to ensure a seamless execution of Cablecom’s strategy and operational integration into UPC Broadband, the European cable division of Liberty Global. A permanent successor will be appointed in due course. In addition, Otto Rathsman will step down as CFO in early 2006 to pursue other interests. Guido Winkelman, from UPC Broadband, will take over his role.
     The board of Cablecom Holdings, the direct parent company of the Issuer will include Gene Musselman, President and COO of UPC Broadband, Robert Dunn, CFO of UPC Broadband, Anton Tuijten, SVP and General Counsel of Liberty Global Europe and Bernd Kleinsteuber, General Counsel of Cablecom. The independent directors Rolf Watter, Walter Bosch and Klaus Hug have agreed to continue serving on the board. The board of the Issuer was also changed to include Jeremy Evans, General Counsel of chellomedia and Deputy General Counsel of Liberty Global Europe, Dennis Okhuijsen, Head of Treasury of Liberty Global, as well as Robert Dunn and Anton Tuijten.
     On November 8, 2005 Cablecom announced a plan to reduce its workforce by approximately 250 employees, or approximately 15% by the end of 2006. Approximately 80 employees will be notified before the end of 2005, and staff will be reduced by a combination of natural departures, early retirements and layoffs. The reduction is a result of the competitive communications market in which we operate, as well as the significant synergies identified in the integration process with Liberty Global and its European cable subsidiary, UPC Broadband. The planned reorganization will impact network management, technology, senior management and corporate support functions. Cablecom is providing counseling and job placement services, and has drafted a social plan for affected employees.
     Discussions in the two houses of Swiss parliament, the National Council and the Council of States, regarding unbundling of the local loop in Switzerland are ongoing. The National Council has reconfirmed its position against technology neutral unbundling. Following this decision the Commission of the Council of States has moved towards the position of the National Council and abandoned its technology neutral approach regarding bitstream access. The Commission resolved to only oblige Swisscom to provide bitstream access on its network to its competitors. Cable and mobile networks therefore would no longer be subject to unbundling obligations. The position taken by the Commission needs to be adopted by the Council of States, and the discussion is expected to take place in the winter session later this year.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
     The tables below set out the unaudited consolidated Balance Sheet, Income Statement and Cash Flow Statement of the Issuer for the periods under review.
Consolidated Balance Sheet

	Quarter ended September 30,
	2005	2004
	(CHF in thousands)
Current assets
Cash and cash equivalents	108,163	16,949
Accounts receivable	62,016	54,028
Other receivables	4,949	6,270
Inventories	21,073	28,618
Accrued and deferred items	40,553	37,716

Total current assets	236,754	143,581

Non-current assets
Property, plant & equipment	1,340,393	1,426,424
Financial assets	7,764	7,314
Intangible assets	891,623	947,347

Total non-current assets	2,239,780	2,381,085

Total assets	2,476,534	2,524,666

Short-term liabilities
Short-term debt	127	197
Trade accounts payable	81,880	60,163
Other current liabilities and accruals	150,903	146,290
Current tax liability	4,422	207
Deferred subscriber revenue	131,260	118,381

Total short-term liabilities	368,592	325,238

Long-term liabilities
Long-term debt	1,771,385	1,690,181
Provisions	13,679	6,532
Deferred tax liability	5,169	7,748

Total long-term liabilities	1,790,233	1,704,461

Total liabilities and provisions	2,158,825	2,029,699

Minority interest	14,854	14,422

Stockholders’ equity
Capital stock	68,375	68,375
Capital reserves	332,958	536,457
Foreign currency translation	215	—
Accumulated deficit	(98,693)	(124,287)

Total stockholders’ equity	302,855	480,545

Total liabilities and stockholders’ equity	2,476,534	2,524,666

Consolidated Income Statement

	Quarter ended September 30,
	2005	2004
	(CHF in thousands)
Total revenue	217,044	185,359

Goods and services purchased	(53,322)	(44,074)
Personnel expenses	(53,912)	(42,775)
Other operational expenses	(20,889)	(16,455)

Income before depreciation and amortization, financial income/expense, exceptional items and taxes (EBITDA)	88,921	82,055

Depreciation and amortization	(92,230)	(85,777)

Operating loss (EBIT)	(3,309)	(3,722)

Financial income	1,002	621
Financial expenses	(23,427)	(19,560)
Income from associated companies	—	—
Gain on sale of fixed assets, net	66	88
Exceptional income/(expense), net	(2,894)	27,269

Income/(loss) before taxes & minority interest	(28,562)	4,696

Taxes	(472)	(920)

Income/(loss) before minority interest	(29,034)	3,776

Minority interest	(680)	(1,090)

Net profit/(loss)	(29,714)	2,686

Consolidated Cash Flow Statement

	Quarter ended September 30,
	2005	2004
	(CHF in thousands)
Net profit / (loss)	(29,714)	2,686
Minority interest on net profit	680	1,090
Taxes	472	920
Financial expense	23,427	19,560
Financial income	(1,002)	(621)
Exceptional expense, net	2,894	(27,269)

Adjustment for non-cash items:
Depreciation and amortization	92,230	85,777
(Gain)/loss on sale of tangible assets	(66)	(88)
Changes in working capital	(59,710)	(65,841)
Other operating	(5,159)	(3,656)

Cash generated from operations	24,052	12,558

Dividends received	298	170
Interest, net	(14,633)	(10,388)
Taxes paid	(1,079)	(1,105)

Net cash provided by operating activities	8,638	1,235

Purchase of PP&E	(58,557)	(51,686)
Other investing activities	(1,942)	—

Net cash used in investing activities	(60,499)	(51,686)

Repayment of debt, net	(435)	12
Dividends paid to minorities	(613)	(618)

Net cash used in financing activities	(1,048)	(606)

Effect of exchange rates on cash	77	40

Net increase in cash & cash equivalents	(52,833)	(51,017)
Cash & cash equivalents at the beginning of year	160,995	67,966

Cash & cash equivalents at end of year	108,163	16,949